Exhibit 19

CoreCivic, Inc.

Third Amended and Restated Insider Trading Guidelines (the “Guidelines”) Effective

December 11, 2025

CoreCivic, Inc., a Maryland corporation, and its subsidiaries (the “Company” or “CoreCivic”) has adopted these Guidelines with respect to insider trading and the disclosure of material nonpublic information concerning CoreCivic and other companies with which CoreCivic does business. These Guidelines supersede any previous Company policy concerning insider trading restrictions applicable to CoreCivic employees, officers and directors.

I.
Purpose and Cautionary Statement

These Guidelines are designed to prevent insider trading or allegations of insider trading by CoreCivic employees, officers and directors, and to protect our reputation for integrity and ethical conduct.

Federal and state securities laws prohibit trading in a Company’s securities by persons who are aware of material information that is not generally known to or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information (“tipping”) to others who may trade or advise others to trade. Companies and their controlling persons also are subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

Potential penalties that could apply to you and/or CoreCivic if you engage in insider trading or “tipping” include the following:

•
Civil and Criminal Penalties. Potential penalties for insider trading violations include (i) imprisonment for up to 20 years, (ii) criminal fines of up to $5 million, and (iii) civil fines of up to three times the profit gained or loss avoided.
•
Controlling Person Liability. If CoreCivic fails to take appropriate steps to prevent illegal insider trading, CoreCivic may have “controlling person” liability for a trading violation, with civil penalties up to a greater of $1 million and three times the profit gained or loss avoided, as well as criminal liability of up to $25 million. The civil penalties can extend personal liability to CoreCivic’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
•
Company Sanctions. Violation of these Guidelines or federal or state insider trading or tipping laws by any individual may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company including termination for cause.

Remember, ultimately it is your obligation to understand and comply with these Guidelines and the laws and regulations concerning insider trading. You are encouraged to exercise caution. Questions concerning these Guidelines should be directed to the persons identified in Section II below. In addition, you should consult your legal and financial advisors as needed. Any action on the part of the Company, the Compliance Officer (or his or her designee) or any other employee or any director pursuant to this policy (or otherwise) does not constitute legal advice or insulate a person from liability under applicable securities laws.

II.
Scope

Persons Covered. Each provision of these Guidelines applies to:

•
employees, officers and directors of the Company;
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Related Parties; and
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anyone else designated by the Company, such as contractors or consultants, who have access to material nonpublic information.

When these Guidelines refer to “you”, the Company means you and each of your Related Parties. Related Parties means (i) members of your immediate family with whom you share a household; (ii) other persons with whom you share a household; (iii) family members who do not share a household with you but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities); and (iv) any entities controlled by you.

You are responsible for the compliance with this policy by your Related Parties, and as such, you should make sure that each Related Party is aware of the need to confer with the insider before they engage in transactions in “securities” of CoreCivic.

Securities and Transactions Covered. These Guidelines prohibit certain transactions in the “securities” of CoreCivic. Although it is usually the case that the information you gain will be material with respect to CoreCivic common stock, any securities CoreCivic issues, such as debt securities or preferred stock, also are subject to these Guidelines. The scope of these Guidelines with respect to certain specific types of securities and transactions, including stock options, 401(k) plan transactions, derivative securities and hedging transactions, is discussed further in Section VI below.

Securities of Other Companies. While these Guidelines focus primarily on trading in CoreCivic securities, it also prohibits trading in securities of any other public company about which you learn material nonpublic information in the course of performing your duties for CoreCivic. While in possession or material nonpublic information about any other public company gained in the course of employment with the Company, you may not (a) trade in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning the other public company to anyone, or (c) give trading advice of any kinds to anyone concerning the other public company.

III.
Employee Groups

For purposes of these Guidelines, each CoreCivic employee, officer and director will be categorized into one of three groups. Different restrictions apply to each group. You will be notified regarding the group into which you are placed initially and if at any time you are placed into a different group.

The following is a summary of the restrictions that apply to each group under these Guidelines:

Group 1 -- Most employees are in Group 1. Members of Group 1 are required to comply with the restrictions on (1) trading in securities while in possession of material nonpublic information (“insider trading”), as described in Section IV, and (2) disclosing material nonpublic information to others (“tipping”), as described in Section V.

Group 2 -- Certain of our managers and other employees are in Group 2. In addition to the general prohibitions against insider trading and tipping applicable to Group 1, members of Group 2 may only engage in transactions of CoreCivic securities during designated trading windows and also may be prohibited from trading during certain special “blackout” periods.

Group 3 -- Members of our board of directors and our “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) are in Group 3. Members of Group 3 are subject to the trading window restrictions that apply to Group 2 as well as pre-clearance requirements described in these Guidelines that are designed to ensure compliance with Section 16’s reporting requirements.

IV.
Insider Trading Prohibited

General Rule. You may not buy, sell or otherwise transact in (including gifting of) CoreCivic securities, directly or through family members or other persons or entities, while you are in possession of material nonpublic information concerning CoreCivic. Similarly, you may not trade in the securities of any other publicly traded company if you are aware of material nonpublic information about that company that you obtained in the course of your employment with CoreCivic.

Material Nonpublic Information Defined. Inside information has two important elements: materiality and public availability. Information is “material” if a reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security. Any information that could reasonably be expected to affect the price of the security is material. Information may be material whether it is favorable or unfavorable.

Common examples of material information include but are not limited to:

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Projections of future earnings or losses or earnings that are inconsistent with the consensus expectations of the market;
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Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity;
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A pending or proposed joint venture, merger or acquisition or disposition of significant assets;

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New legislation or regulations;
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Significant changes or developments in products or product lines or technologies;
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A change in senior management;
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Significant accounting developments such as the change in the Company’s auditor or auditor notification that the Company may no longer rely on an auditor report;
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Actual or threatened major litigation, or the resolution of such litigation;
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Major events regarding our securities, such as declaration of a dividend, stock split or the offering of additional securities;
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Significant breaches of information technology systems or other events impacting cybersecurity;
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An imminent change in the Company’s credit rating by a rating agency;
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Significant bank borrowings or any significant financing transaction (including an offering of stock or debt securities);
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Changes in compensation policy;
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Liquidity concerns;
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The contents of forthcoming publications that may affect the market price of the Company’s securities; and
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New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.

Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality and trading should be avoided if there is any question as to the materiality of the information.

Information is “nonpublic” if it is not generally known or available to the public. Note that information does not lose its nonpublic status immediately upon issuance of a press release or filing with the Securities and Exchange Commission (the “SEC”). Rather, information is considered to be available to the public only after it has been:

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published in such a way as to provide broad, non-exclusionary distribution of the information to the public, such as through a press release or SEC filing; and
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the investing public has had time to absorb the information fully, at which time the information could be expected to be reflected in the price of the related securities.

As a general rule, information is considered nonpublic until the expiration of a period of two (2) full trading days after the information is released to the general public.

If you are unsure whether the information that you possess is material or nonpublic, you should consult the Compliance Officer for guidance before trading in any Company securities.

V.
Unauthorized Disclosure of Material Nonpublic Information Prohibited

General Rule. You may not disclose material nonpublic information about CoreCivic or any company with which CoreCivic deals to anyone outside CoreCivic or recommend to anyone the purchase, sale, or other transaction involving any securities when you are aware of such information.

Tipping. You can be held responsible not only for your own insider trading, but also for providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information, a practice known as “tipping.” Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material nonpublic information indirectly from you if you are the ultimate source of their information. Tipping is subject to the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

Discussing or Recommending CoreCivic Securities. You should use extreme caution when discussing CoreCivic securities with anyone outside CoreCivic and should not recommend the purchase, sale, or other transaction involving CoreCivic securities. Making recommendations can easily result in accidental disclosure of material nonpublic information or be viewed as tipping. Likewise, recommendations can also result in embarrassing situations for you or CoreCivic if you make a recommendation at a time when there is a pending announcement of material nonpublic information, even if you are unaware of that information.

Dissemination of Information within CoreCivic. Even with respect to others subject to these Guidelines, the dissemination of material nonpublic information should be restricted to those having a need to know in order to serve CoreCivic’s interests.

Authorization to Disclose Material Nonpublic Information. CoreCivic authorizes only certain employees, officers and directors to make disclosures of material nonpublic information. Unless you are authorized to do so by senior management, you may not discuss material nonpublic information with anyone outside CoreCivic.

Non-Disclosure Agreements. Employees, officers and directors involved in transactions, negotiations and ongoing business relationships (e.g., vendors and consultants and other service providers) that may result in disclosure of material nonpublic information to a party outside CoreCivic should ensure that such a party is subject to appropriate nondisclosure obligations. You should confer with the General Counsel whenever a nondisclosure agreement is needed.

VI.
Status of Certain Transactions under these Guidelines

Transactions Generally Not Covered. Certain transactions that involve or relate to CoreCivic securities generally are not subject to these Guidelines, either because they are deemed not to involve a “purchase” or “sale” under applicable securities laws or because they are subject to a “safe harbor” under such laws. Some of the more common types of such transactions are described below. However, Group 3 members may be required to report some of the transactions discussed below and must provide notification of all transactions in CoreCivic securities according to the procedures described in Section VII and Section VIII.

401(k) Plan Transactions. The trading restrictions in these Guidelines do not apply to your purchases of CoreCivic stock in the CoreCivic 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. However, the trading restrictions do apply to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your periodic contributions that will be allocated to the CoreCivic stock fund, (ii) make an intra-plan transfer of an existing account balance into or out of the CoreCivic stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your CoreCivic stock fund balance, and (iv) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the CoreCivic stock fund.

Stock Options and Restricted Stock. The receipt and vesting of stock options and shares of restricted stock and, generally, the exercise of stock options for cash are not subject to the restrictions in these Guidelines. You also can engage in stock-for-stock exercises or elect stock withholding without violating the Guidelines. However, the trading restrictions do apply to the sale of shares of restricted stock (once the shares have vested and the restrictions have lapsed), the sale of stock acquired on exercise of stock options and the “cashless exercise” of stock options through a broker (as this entails selling a portion of the underlying stock to cover the costs of exercise). In addition, members of Group 3 must pre-clear all stock option exercises and sales of stock acquired upon exercise.

Dividend Reinvestment Plans. The trading restrictions in these Guidelines do not apply to your purchases of CoreCivic stock resulting from automatic reinvestment of dividends paid on CoreCivic stock pursuant to preexisting elections under a dividend reinvestment plan. However, the trading restrictions do apply to changes you make under such plans (including initial elections and changes to elections).

Other Permitted Transactions. Other transactions that generally are not subject to the restrictions set forth in these Guidelines include:

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grants and vesting events with respect to other stock related rights (such as stock appreciation rights) under one of CoreCivic’s equity incentive compensation plans, but not the sale of any securities received pursuant to such plans;
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election to participate or cease participation in a CoreCivic stock purchase plan, if such a plan is available to you and so long as the securities issued through such a plan are not purchased on the open market;
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transfers of shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime;
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execution of a transaction pursuant to an approved trading plan that complies with Securities Exchange Act Rule 10b5-1, as further described in Annex A; and
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any other transaction designated, consistent with applicable law, as not subject to the restrictions in these Guidelines by CoreCivic’s Board of Directors, an appropriate committee of the Board or the General Counsel.

Restricted Transactions and Additional Guidance. CoreCivic expects your investments in CoreCivic to be long-term investments and expects our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on short term fluctuations in the price of our securities. When purchasing CoreCivic securities, the Company strongly encourages you to do so with the expectation of owning those securities for an extended period of time -- at a minimum, for six (6) months. Accordingly, your trading in CoreCivic securities is subject to the following additional restrictions and guidance.

Short Sales. Short sales of securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery), evidence an expectation on the part of the seller that the securities will decline in value and as such may signal a lack of confidence to the market and reduce the seller’s incentive to contribute to the Company’s success. Accordingly, our employees, officers and directors are prohibited from engaging in short sales of CoreCivic securities. Note that Section 16(c) of the Exchange Act prohibits short sales by directors and Section 16 officers (Group 3 members).

Derivative Securities; Hedging Transactions. Derivative securities are securities whose value varies in relation to the price of CoreCivic securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions. Our employees, officers and directors are prohibited from purchasing or selling derivative securities.

Long-term forward sales and other long-term hedging or monetization transactions that are used to hedge your existing ownership positions in CoreCivic securities may also result in option positions. You are prohibited from entering into such transactions.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you are prohibited from holding CoreCivic securities in a margin account or pledging CoreCivic securities as collateral for a loan.

Standing and Limit Orders. Standing and limit orders (excluding standing and limit orders pursuant to the terms of any Rule 10b5-1 plans, as described in these Guidelines) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when the owner is aware of material non-public information. The Company therefore strongly discourages placing standing or limit orders on the Company’s securities. If a person subject to these Guidelines determines that such person must use a standing or limit order with respect to Company securities, the order should be limited to a short duration and any transactions in connection therewith must otherwise comply with these Guidelines.

Post-Termination Transactions. If you are aware of material nonpublic information when you terminate service as an employee, officer or director of CoreCivic, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, any procedures set forth in these Guidelines (i.e., pre-clearance requirements) that apply to you will cease to apply to your transactions in CoreCivic securities upon the expiration of any “blackout” period that is applicable to you at the time of your termination of service.

VII.
Rule 10b5-1 Trading Plans.

Rule 10b5-1 presents an opportunity for you to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in these Guidelines. All Trading Plans adopted by directors, officers and employees of the Company must comply with the Company’s Individual Rule 10b5-1 Trading Plan Guidelines, which are attached hereto as Annex A. In addition, Trading Plans must fully comply with Rule 144 of the Securities Act of 1933, as amended (“SEC Rule 144”), including, in the case of affiliates (as defined in Rule 144), the Form 144 filing requirements and the volume limitations for every “rolling” three-month period.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

VIII.
Additional Restrictions for Section 16 Individuals and Key Employees Covered Persons

This Section VIII applies to members of Groups 2 and 3, as described in these Guidelines(together, the “Covered Persons”). Group 2 consists of certain other officers and employees who may routinely have access to material nonpublic information about the Company. Group 3 consists of members of our Board of Directors and the officers designated from time to time by the Board as “executive officers” under Section 16 of the Exchange Act.

The names or positions of the Covered Persons subject to this Section VIII are listed on the “Insider Trading Group Designation List”, which are attached hereto as Annex B. The Company may from time-to-time designate other individuals (or positions) as subject to this Section VIII. The Group Designation List will be amended from time to time to reflect such changes, as well as the appointment, resignation or change in status of any individual.

Trading Windows and Blackout Procedures

In addition to the restrictions set forth in the Guidelines, all Covered Persons are subject to the trading windows and special blackouts described below.

Do not confuse the applicability of a trading window or non-existence of a special blackout with the broader prohibition on trading when you are in possession of material nonpublic information described in the Guidelines. Regardless of whether the trading window is open or closed or whether a special blackout applies, you may not trade while in possession of material nonpublic information.

Quarterly Trading Windows. Our announcement of our quarterly financial results typically has the potential to have a material effect on the market for our securities. Accordingly, in order to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in CoreCivic securities outside of established quarterly window periods, even if you are not personally aware of any material nonpublic information.

CoreCivic will communicate to you when each trading window will open and close. It is expected that the trading window generally will open after the close of trading on the second full trading day after our quarterly earnings press release or after the filing of our 10-K and will close at market close on the 15th calendar day of the third month of the then-current fiscal quarter. However, you should not expect that the window will open on any particular date or remain open for any minimum period of time. Significant corporate developments may require changes to the schedule.

Special Blackouts. From time to time the Company may become aware of a transaction or event that may be material and that has not been disclosed to the public. As a result, the Compliance Officer may impose a special blackout period that would preclude buying, selling or otherwise effecting transactions involving CoreCivic’s securities even during a trading window.

If you are subject to an event-specific blackout, you will be notified by the Compliance Officer (or his or her designee). However, the existence of an event-specific blackout generally will not be announced other than to those who are aware of the event giving rise to the blackout. Accordingly, if you are notified of a special blackout, you should not disclose the existence of the blackout to others. Further, to avoid unnecessary dissemination of information about the event giving rise to the special blackout, persons subject to pre-clearance (discussed below under the heading “Section VIII - Additional Restrictions for Section 16 Individuals and Key Employees – Pre-Clearance of Transactions”) who request pre-clearance during a special blackout may be informed of the existence of the blackout period but not the reason for the blackout.

Members of Group 3 may also be subject to special blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by members of Group 3 during certain pension plan blackout periods.

Pre-Clearance of Transactions

General. In addition to the restrictions set forth in the Guidelines and under the heading “Section VIII - Additional Restrictions for Section 16 Individuals and Key Employees – Trading Windows and Blackout Periods”, members of Group 3 must obtain clearance prior to trading in CoreCivic securities. This clearance must be obtained before you place the order for, or otherwise initiate, any transaction in CoreCivic securities, even transactions that might otherwise not be subject to the Guidelines (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer). The purpose of the preclearance procedures is to avoid inadvertent violations of the securities laws and the appearance of insider trading by our executive officers and directors, and to ensure compliance with the reporting requirements of Exchange Act Section 16(a). Pre-clearance may also assist you in avoiding “short swing” profit liability under Section 16(b).

Do not confuse pre-clearance of transactions with the broader prohibition on trading when you are in possession of material, nonpublic information described in the Guidelines. Regardless of whether you have received pre-clearance for a transaction or whether a trading window applicable to you is open or closed, you may not trade in CoreCivic securities if you are in actual possession of material, nonpublic information about CoreCivic.

Pre-Clearance Instructions. Detailed instructions with respect to our pre-clearance procedures are set forth in the “Pre-Clearance Procedures”, which are attached hereto as Annex C. Pursuant to these procedures, a request for pre-clearance should be submitted at least three (3) trading days in advance of the proposed transaction. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Stock Option Exercises. While stock option exercises not involving the sale of the underlying stock generally are not subject to the restrictions set forth in the Guidelines, members of Group 3 are required to pre-clear stock option exercises due to the fact that exercises are Section 16 reportable events.

Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain approval of the Chief Executive Officer of the Company.

Certification

Covered Persons must certify their understanding of, and intent to comply with, the Guidelines on the “Insider Trading Policy Acknowledgement Form”, which are attached hereto as Annex D, or similar form approved by the Policy Administrators.

IX.
Administration of these Guidelines

Administration and Interpretation. The day-to-day administration of these Guidelines will be carried out by the General Counsel (the “Compliance Officer”). The Compliance Officer may designate one or more individuals from the General Counsel’s office who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties; provided, however, that any “Filing Coordinators” designated by the Compliance Officer to assist all Section 16 reporting persons in preparing and/or reviewing all Forms 3, 4 and 5 filings shall not be required to be in the General Counsel’s office.

Reporting Violations. If you become aware of any violation of these Guidelines, you should report it immediately to one of the persons named above or through other channels designated by CoreCivic for reports of misconduct.

Penalties for Noncompliance. Violation of these Guidelines or federal or state insider trading or tipping laws by any individual may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company including termination for cause.

Amendment of the Guidelines. These Guidelines may be amended from time to time. CoreCivic will communicate the substance of any material amendments to you through normal communications channels.

Annex A

CoreCivic, Inc.

Individual Rule 10b5-1 Trading Plan Guidelines

The Securities and Exchange Commission enacted Rule 10b5-1 (the “Rule”) to give directors, officers and employees who were often in possession of material, nonpublic information (“Insiders”) greater flexibility to engage in transactions in their Company’s stock. If Insiders follow the requirements of the Rule, Insiders will have an affirmative defense from insider trading liability for trades made under an effective written plan for trading securities (commonly referred to as a Rule 10b5-1 Plan). In each case, Insiders must act in good faith with respect to the Plan and not as part of a scheme to evade the prohibitions against unlawful insider trading.

As set forth in the CoreCivic, Inc. Third Amended and Restated Insider Trading Guidelines (the “Policy”), CoreCivic, Inc. (the “Company”) permits its Insiders to purchase or sell shares of Company common stock pursuant to a Rule 10b5-1 plan (a “Plan”) under certain circumstances. The office of the General Counsel has set forth the following guidelines (the “Guidelines”) to provide Insiders with clarity as to what parameters must be followed in order to adopt a Plan that is compliant with the Company’s Policy. These Guidelines are in addition to, and not in lieu of, the requirements and conditions of the Rule. Any questions regarding the Guidelines should be directed to the General Counsel.

1.
Pre-Clearance. All Plans must be submitted in writing and pre-cleared by the Company’s General Counsel (or his or her designee) at least five (5) business days prior to the entry into the Plan. The Company reserves the right to withhold pre-clearance of any Plan that the Company determines is not consistent with the rules regarding such Plans. Notwithstanding any pre-clearance of a Plan, the Company assumes no liability for the consequences of any transaction made pursuant to such Plan.
2.
Plan Adoption. All Plans must be entered into during an open trading window and when the Insider is not in possession of any material, nonpublic information.
3.
Plan Format. All Plans must be in writing and must not allow the Insider to exercise any subsequent influence over how, when or whether to effect trades in Company securities under the Plan. Additionally, Plans must (a) expressly state the amount, price and dates on which transactions may be executed, (b) provide a written formula for determining amounts, prices and dates or (c) delegate discretion on those matters to an independent third party.
4.
Cooling-Off Period.
A.
If the Insider is a Company director or officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (a “Section 16 Person”)), the Plan must not permit any trades to occur until the later of (a) 90 days following adoption or modification of the Plan or (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Plan).
B.
If the Insider is not a Section 16 Person (but is also not the Company), the Plan must not permit any trades to occur until the expiration of a cooling-off period 30 days after the adoption or modification of such Plan.

Annex A

5.
Multiple Plans. Pursuant to the Rule, a person may only rely on the affirmative defense for a single-trade plan once during any consecutive 12-month period. A single-trade plan is a 10b5-1 trading plan designed to effect the purchase or sale of the total amount of the securities subject to the plan as a single transaction. Further, only one Plan may be in effect at any time, unless one of three exemptions is met, which are:
A.
A person may enter into more than one Plan with different broker-dealers or other agents and treat the Plans as a single Plan so long as, when taken as a whole, the “plan” complies with all of the rule’s requirements;
B.
A person may adopt one later-commencing Plan so long as trading under the later-commencing Plan is not authorized to begin until after all trades under the earlier-commencing Plan are completed or expire without execution. If the earlier-commencing Plan is terminated earlier, the later-commencing Plan must have a cooling-off period that starts when the first Plan terminates; and
C.
A person may have an additional Plan set up solely to sell securities as necessary to satisfy tax-withholding obligations arising exclusively from the vesting of a compensatory award, otherwise known as “sell-to-cover” transactions.
6.
Trades Outside of the Plan. Once a Plan is established, Insiders may transact in securities that are not subject to the currently existing Plan. Such transactions continue to be subject to the Company’s Policy, including, to the extent applicable, the pre-clearance provisions and procedures of the Policy. Under no circumstances will opposite-way open market transactions be permitted.
7.
Plan Duration. The minimum duration of a Plan is six (6) months and the maximum duration is two years.
8.
Certification. When entering into a Plan, an Insider must certify that at the time of adoption of the Plan that the Insider: (1) is not aware of any material, non-public information; and (2) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.
9.
Modifications. Plan modifications are prohibited. As provided in the Rule, any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a Plan is a termination of such Plan and the adoption of a new Plan. In addition, a Plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such Plan and the adoption of a new Plan.
10.
Early Terminations. The early termination of a Plan could affect the availability of the Rule’s affirmative defense for prior Plan transactions if it calls into question whether the Plan was entered into in good faith and not as part of a plan to avoid the insider trading rules. Because of this risk, early terminations are strongly discouraged. In the event an Insider determines to terminate a Plan early, every effort should be taken to terminate the Plan during an open window. Early termination of a Plan during a quiet (or blackout) period requires extenuating circumstances and is subject to legal review. In the event an Insider early terminates his or her Plan, such Insider (i) will be subject to the cooling off period for the subsequent Plan that starts when the first Plan is terminated, as noted above, and (ii) may be (A) prohibited from adopting future Plans, (B) prohibited from transacting in securities outside of a Plan, or (C) subject to other restrictions at the sole discretion of the Company’s General Counsel.

Annex A

11.
Brokers and Broker Reporting. Each Plan must require the broker counterparty to promptly report to the Company’s designated representative the details of every transaction executed under a Plan, but in any event, such detail shall be provided no later than one (1) trading day after the execution date.
12.
Public Disclosure of Plan Transactions. Transactions executed pursuant to a Plan will be indicated as such on the Insider’s Form 4. In addition, beginning with the first periodic filing that covers the Company’s first full fiscal period that begins on or after April 1, 2023 (i.e., the Form 10-Q for the fiscal quarter ended June 30, 2023), the Company will be required to disclose in its periodic reports (i.e., 10-Qs and 10-Ks) the adoption or termination of a Plan by any Section 16 Person during the last completed quarter, including a description of the material terms of such a Plan, other than terms with respect to price.
13.
Securities Laws. A Plan does not relieve Insiders from their obligations to comply with the requirements of applicable securities laws. You will need to coordinate with your broker and the Company to ensure that all of these requirements are satisfied and that all required notices and reports are timely and accurately filed.

Annex B

Insider Trading

Group Designation List*

Group 1 includes all employees not identified as members of Group 2 or Group 3.

Group 2 includes all persons who hold these titles/roles:

Special Assistants to the CEO	Managing Directors, Quality Assurance
Special Advisors to the CEO	Senior Directors, Quality Assurance
Special Assistants to the President	Deputy General Counsels, Legal
Special Advisors to the President	Associate General Counsels, Legal
Special Assistants to the COO	Managing Directors, Legal
Special Advisors to the COO	Assistant General Counsels, Legal
Special Assistants to any EVP or SVP	Senior Directors, Legal
Special Advisors to any EVP or SVP	Vice Presidents, Operations
Chief of Staff, Operations	Managing Directors, Operations
Vice Presidents, Partnership Development	Vice Presidents, Human Resources
Managing Directors, Partnership Development	Managing Directors, Human Resources
Senior Advisors, Partnership Development	Vice Presidents, Real Estate
Senior Directors, Partnership Development	Vice Presidents, Strategy and Innovation
Vice Presidents, Finance	Vice Presidents, CoreCivic Ventures
Managing Directors, Finance	Vice President, Ethics and Compliance
Senior Directors, Finance	Managing Directors, Real Estate
Vice Presidents, Technology	Managing Directors, Strategy & Innovation
Managing Directors,Technology	President, TransCor America
Vice President, Quality Assurance	Chief Medical Officer
Chief Dental Officer

Group 3 includes all persons who hold these titles/roles:

Members of the Board of Directors	General Counsel
Chairman of the Board of Directors	President, CoreCivic Ventures
Chief Executive Officer	Compliance Officer
President	Chief Operating Officer
Chief Financial Officer	Chief Corrections and Reentry Officer
Chief Development Officer	Senior Vice Presidents
Chief Strategy Officer	Executive Vice Presidents
Chief Administrative Officer	Vice President, Finance and Controller
Chief Information & Digital Officer

*Persons unable to determine their group membership from the list above should contact the Compliance Officer for clarification before transacting in Company securities.

Annex C

Pre-Clearance Procedures

As a result of the adverse consequences which could result from Section 16 reporting violations, CoreCivic has adopted the following pre-clearance procedures for its Section 16 insiders. These procedures are designed to assist you in avoiding inadvertent securities laws violations and in meeting your filing responsibilities under Section 16(a). Capitalized terms used but not defined herein shall have the meanings ascribed to them in CoreCivic’s Third Amended and Restated Insider Trading Guidelines.

The primary features of the pre-clearance procedures are:

•
Designation of a filing coordinator to assist Section 16 insiders in preparing all Forms 3, 4 and 5 filings.
•
Mandatory pre-clearance of all transactions in CoreCivic securities to ensure that, together with Item 3 below, all required Section 16 reports are filed on a timely basis and to otherwise avoid inadvertent violation of federal securities laws.
•
Filing of Forms 3, 4 and 5 on behalf of Section 16 insiders to ensure timely filing of all required Section 16 reports.
1.
Designation of a Filing Coordinator

In order to ensure that all Section 16 reports (Forms 3, 4 and 5) are filed accurately and in a timely fashion, the Company has designated “Filing Coordinators” to assist all Section 16 reporting persons in preparing and/or reviewing all Form 3, Form 4 and Form 5 filings. The Company’s Filing Coordinators are the Managing Director, Investor Relations, and such person(s) as may be appointed from time to time by the General Counsel.

The Filing Coordinators keep a record of each reporting person’s beneficial ownership (based on information provided by such person) and makes any required filings with the SEC. The SEC permits all required Forms to be signed and filed with the SEC by a party other than the reporting person, provided that a power of attorney authorizing such is filed with the SEC. This allows us to make timely filings, for example, when you are unavailable or do not have access to the means to make a filing. A standing power of attorney provides certain CoreCivic officers with the authority to sign and file Section 16 forms on your behalf, and is required of all Section 16 insiders. If the Company has not already done so, you will be contacted to obtain a power of attorney.

2.
Mandatory Pre-Clearance of All Transactions in the Company’s Securities

You may not engage in any transaction involving CoreCivic securities (including a stock plan transaction such as an option exercise, a gift, a dividend reinvestment plan, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance must be submitted to the Compliance Officer at least three (3) trading days in advance of the proposed transaction. A form Securities Transaction Clearance Form is attached. You may also make the request by phone or through your broker, as long as the required information is provided. The Compliance Officer will then determine whether the transaction may proceed and you or your broker will be notified.

Annex C

Following authorization, you will be required to complete the transaction prior to the end of the third (3rd) trading day following the date of receipt of authorization. In the event the transaction cannot be completed within the prescribed time period, you must specify this fact in your clearance request and obtain a special exemption to complete the transaction within an extended time period. A Filing Coordinator should be notified immediately following the completion of any authorized transaction (as well as with respect to any transaction in CoreCivic’s securities, whether authorized or otherwise). A form Notification of Transaction Completion is attached. You may also make the notification by phone or through your broker, as long as the required information is provided.

3.
Broker Interface

In order to ensure compliance with the pre-clearance procedures outlined above and further help prevent inadvertent violations, an effective interface between the Compliance Officer, a Filing Coordinator and your broker is important. Accordingly, you are encouraged to provide a copy of the Company's Third Amended and Restated Insider Trading Guidelines, including these procedures and related forms, to your broker, to provide contact information to your broker for relevant Company officials and to instruct your broker to interface with Company officials well in advance of any planned transaction in CoreCivic securities.

4.
Preparing and Filing Forms 3, 4 and 5

A Filing Coordinator will prepare a Form 3 upon an individual’s assumption of insider status. In addition, a Filing Coordinator will assist all Section 16 insiders in preparing a Form 4 whenever there is an acquisition or disposition of securities that would require a filing.

Because transactions under employee benefit plans can raise complex reporting issues and because, if reported improperly, such transactions can create the appearance of short-swing profit violations, a Filing Coordinator will automatically prepare the appropriate Form on your behalf whenever you acquire shares pursuant to an employee stock plan.

5.
Short-Swing Profits under Exchange Act Section 16(b)

In addition to the transaction reporting provisions of Section 16(a), Section 16(b) requires that a reporting person remit to the issuer (CoreCivic) any “short-swing profit” realized in either a purchase and sale, or a sale and purchase, which take place within a period of less than six (6) months. Regardless of the economic realities and whether the sale and purchase involved the same shares, the “profit” is calculated as the highest sale price and lowest purchase price of any transactions conducted within the six-month period. For several transactions, the difference between the next highest sale price and the next lowest sale price is calculated, and so forth.

As a part of obtaining pre-clearance, you should check with the Compliance Officer to review with you any actual or potential Section 16 matchable transactions that may result due to your trading activity.

Annex C

6.
Your Responsibility for Section 16 Compliance

While the Company has decided to assist you in complying with Section 16, you should recognize that, as with insider trading generally, it will ultimately remain your obligation to see that your filings are made timely and correctly and that you do not engage in unlawful short-swing transactions. CoreCivic cannot assume any legal responsibility in this regard.

Annex D

CORECIVIC, INC. INSIDER TRADING POLICY

ACKNOWLEDGMENT FORM

I have received and been provided the opportunity to read and understand those portions of CoreCivic’s Third Amended and Restated Insider Trading Guidelines that apply to me.

I understand that the Third Amended and Restated Insider Trading Guidelines represent official CoreCivic policies and procedures and that I am responsible for being familiar and complying with them. I acknowledge I should seek guidance if I have questions or am unsure about any matter covered in the Guidelines.

I agree to abide by the policies and procedures in the Third Amended and Restated Insider Trading Guidelines. I understand that my failure to do so may result in disciplinary action, up to and including termination of my employment or service relationship with CoreCivic.

Signature

Name & Position (Print or Type)

Date

D-1

CoreCivic

Securities Transaction Clearance Form

If you intend to transact in any of CoreCivic’s securities, please complete this form and hand deliver, fax or e-mail it to the office of the General Counsel (fax: 615-263-3050) at least three (3) trading days prior to the proposed transaction date. This clearance is valid only through the end of the third trading day following the date of authorization, unless otherwise authorized by the Company. Please complete one form for each type of security transaction requested.

, an Officer/Director of CoreCivic (the “Company”), hereby requests clearance to complete the following transaction(s) in the Company’s securities:

Estimated Number or Range of Shares:

Type of Security:

Common Stock Other Type of Transaction Requested:

Buy Sell Transfer Exercise a Stock Option

Timing Details or Range of Proposed Trading Dates:

Name of broker or other person who will file the SEC Form 144 (if required):

Are you in possession of information that may be viewed as material nonpublic information?

Yes No

*Each transaction must generally be reported as it occurs, regardless of whether or not it is a part of a series of transactions.

** This clearance is valid only through the end of the third trading day following the date of the authorizing signature or the last date set forth above, whichever is later, unless otherwise authorized by the Company.

In the event you receive clearance to complete the requested transaction, please notify the Company through the Filing Coordinators in writing and by telephone (615-263-3000) of the transaction immediately following the completion of the transaction. Written notification should be made using the "Notification of Transaction Completion" form or another form of writing (e.g., e-mail) from you or your broker containing the information required by the form.

Requestor’s Signature:	Date:

Please provide e-mail address or facsimile number to send response:

Authorizing Signature	Date:

CoreCivic

Notification of Transaction Completion

I hereby notify CoreCivic (the “Company”) that I have completed the following transaction(s) in the following Company securities:

Type of Security	Owner (direct, or name of indirect owner)	Transaction Date	Transaction Type	Amount of Securities Acquired	Amount of Securities Disposed of	Purchase or Sale Price per unit

Please return this form to the Company immediately following the transaction(s) via facsimile to the attention of the Managing Director, Investor Relations (615-263-3000), and the office of the General Counsel (615-263-3000) or e-mail. Please confirm your transaction immediately by telephone at 615-263-3000 to one of the Filing Coordinators or, if unavailable, the Vice President, Finance and Controller, the Executive Vice President and General Counsel or the Executive Vice President and Chief Financial Officer - do not leave a voice mail in the event the individual you have called is not in the office.